Exhibit-99.1

Vir Biotechnology Provides Corporate Update and Reports
First Quarter 2022 Financial Results

- $1.2 billion of sotrovimab collaboration revenue recognized in the first quarter -

- More than $2.5 billion in cash, cash equivalents, investments and collaboration receivables at the end of the first quarter –

- Encouraging initial data from MARCH trial evaluating hepatitis B functional cure shared in April -

- Multiple value drivers in COVID-19, hepatitis B, hepatitis D, HIV and influenza expected in 2022 -

SAN FRANCISCO, May 5, 2022 – Vir Biotechnology, Inc. (Nasdaq: VIR) today provided a corporate update and reported financial results for the first quarter ended March 31, 2022.

“In the first quarter, we recorded $1.2 billion of sotrovimab collaboration revenue and remained focused on demonstrating sotrovimab’s continued role in the response to the COVID-19 pandemic. Notably, with more than $2.5 billion in cash, cash equivalents, investments and collaboration receivables at the end of the first quarter, we believe we have the resources to fund the company for several years and to generate meaningful Phase 2 and Phase 3 data from our programs for COVID-19, hepatitis B, hepatitis D, and influenza,” said George Scangos, Ph.D., chief executive officer of Vir Biotechnology. “At our recent Hepatitis Portfolio R&D Day, we shared encouraging initial data from our Phase 2 MARCH trial evaluating hepatitis B functional cure, which suggest that VIR-2218 and VIR-3434 are additive in reducing hepatitis B surface antigen, and announced a new program leveraging the same molecules to treat hepatitis D, the most aggressive form of viral hepatitis for which there are limited treatment options. This year we anticipate multiple data readouts from our Phase 2 and 3 COVID-19 trials, our Phase 2 hepatitis B functional cure combination trials, and our Phase 1 HIV trial as well as to initiate Phase 2 trials for hepatitis B, hepatitis D and influenza.”

Dr. Scangos continued: “In the first quarter we also added an important new member to our management team: Johanna Friedl-Naderer, our chief operating officer who brings an impressive track record of decades of strategic, operational and commercial accomplishments.”

Corporate Update

COVID-19

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To date, and consistent with prior disclosures, binding agreements have been received for the sale of approximately 1.7 million doses of sotrovimab worldwide (with approximately 700,000 of those doses delivered in 2021).
o
In the first quarter of 2022, approximately 900,000 doses were delivered, including 600,000 doses to the US government, which led to the recognition of $1.2 billion of sotrovimab collaboration revenue.

o
The remaining approximately 100,000 doses are expected to be delivered in the second quarter of 2022 to countries outside the US.
o
The Company and GlaxoSmithKline (GSK) continue to work actively with governments around the world to make sotrovimab available to appropriate patients.
•
Sotrovimab currently has Emergency Use Authorization (EUA), temporary authorization or marketing approval (under the brand name Xevudy®️) in more than 40 countries.
o
In March, the US Food and Drug Administration (FDA) determined that, based on the totality of available evidence, including live virus data generated by the Company, it is unlikely that the sotrovimab 500 mg intravenous (IV) dose will be effective against the Omicron BA.2 subvariant. In April, the FDA de-authorized sotrovimab’s use in all US regions due to increases in the proportion of COVID-19 cases caused by the Omicron BA.2 subvariant.
o
In April, Canada, France and Japan, maintained access to sotrovimab 500 mg IV while noting that it is unlikely to maintain efficacy against the Omicron BA.2 subvariant.
o
The Company and GSK plan to initiate a Phase 2 trial to evaluate the safety of higher doses of sotrovimab in the third quarter of 2022. The companies will also continue in vitro testing of sotrovimab against new variants and subvariants as they emerge, and will share data with regulators in countries and regions where sotrovimab is authorized to inform any future updates.
•
The Company and GSK plan to submit a Biologics License Application (BLA) for sotrovimab to the FDA in the second half of 2022.
•
In January, the Company and GSK submitted an application to the FDA requesting an amendment to the EUA for sotrovimab to include intramuscular (IM) administration. The application is pending with the FDA.
•
The Company and GSK expect to start two Phase 3 trials in the second quarter of 2022 to assess the use of sotrovimab in uninfected individuals to determine whether sotrovimab can prevent symptomatic COVID-19 infection.
o
The primary endpoint for both trials, one platform trial sponsored by Cambridge University Hospitals NHS Foundation Trust called PROTECT-V and one trial sponsored by the Company and GSK called COMET-STAR, is incidence of symptomatic PCR-confirmed COVID-19. The analysis of the primary endpoint of COMET-STAR will be event driven and could be expected as early as the second half of 2022.
•
Sotrovimab is also being evaluated among patients hospitalized with COVID-19 in the United Kingdom as part of the Randomised Evaluation of COVID-19 Therapy (RECOVERY) Trial. Initial data are expected in the second half of 2022.
•
In February, the first patient was dosed in the Phase 2a portion of the United Kingdom’s National Health Service-supported AGILE initiative evaluating VIR-7832 in a trial of adults with mild-to-moderate COVID-19. To date, no safety signals have been reported in the Phase 1b and Phase 2a portions of the trial. Additional data are expected in the second half of 2022.

Hepatitis B Virus (HBV)

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At its recent Hepatitis Portfolio R&D Day, the Company announced encouraging data from the first cohort (Part A) of the Phase 2 MARCH (Monoclonal Antibody siRNA Combination against Hepatitis B) trial, which suggest that VIR-2218 and VIR-3434 are additive in reducing hepatitis B surface antigen (HBsAg), with no drug-related safety signals reported to date.
•
In 2022, the Company expects data readouts from multiple trials evaluating VIR-2218 and VIR-3434:
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Additional data from the Phase 1 monotherapy trial of VIR-3434 and Phase 2 monotherapy trial of VIR-2218 are expected in the second quarter of 2022.
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Additional data from the Phase 2 trial of VIR-2218 in combination with PEG-IFN-α are expected in the second half of 2022.
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Additional data from the first cohort (Part A) of the MARCH trial evaluating safety, pharmacokinetics and HBsAg suppression are expected in the second half of 2022. Note, with clinical trial sites in Ukraine and Moldova, the Company continues to monitor the war in Ukraine closely to determine any potential impact on trial timing.
o
Initial data from the Phase 2 trial evaluating VIR-2218 in combination with BRII-179, an investigational T cell vaccine, for the potential treatment of chronic HBV infection, led by Brii Biosciences, are expected in the second half of 2022.
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The Company expects to initiate a Phase 2 platform trial of VIR-2218 in combination with VIR-3434 in viremic patients (THRIVE/STRIVE sub-protocols) in the second half of 2022.

Hepatitis D Virus (HDV)

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Also at its recent Hepatitis Portfolio R&D Day, the Company announced a new program designed to treat HDV, an infection that occurs as a simultaneous co-infection or super-infection with HBV. The Company expects to initiate a Phase 2 trial of VIR-2218 in combination with VIR-3434 in the second half of 2022.

Other Pipeline

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In January, the Company announced an expansion of its collaboration with the Bill & Melinda Gates Foundation to include the advancement of innovative platform technologies in the development of broadly neutralizing antibodies designed to provide durable antiretroviral-free suppression of HIV and prevention of malaria.
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In March, the Company completed enrollment in the proof-of-concept Phase 1 trial of VIR-1111, an investigational human immunodeficiency virus (HIV) T cell vaccine based on human cytomegalovirus (HCMV), to evaluate whether this new approach can elicit potentially protective immune responses that differ from other HIV vaccines. To date, no safety signals have been reported. Additional safety and immunology data are expected in the second half of 2022.
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The Company expects to initiate a Phase 2 trial evaluating VIR-2482, an investigational intramuscularly administered influenza A-neutralizing monoclonal antibody, in the second half of 2022. Additionally, the Company and GSK are evaluating the potential of several next-generation monoclonal antibodies for influenza treatment and prevention, functional genomics applications for respiratory targets, and monoclonal antibodies for non-influenza diseases.

Management

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In April, the Company appointed Johanna Friedl-Naderer as executive vice president and chief operating officer responsible for overseeing the Company’s business development, finance, product development/regulatory and corporate affairs operations. Previously, Ms. Friedl-Naderer served as the Company’s executive vice president and chief business officer, global from March 2022 to April 2022. Prior to joining Vir, Ms. Friedl-Naderer held various positions at Biogen, most recently serving as President of Europe, Canada & Partner Markets and as a member of Biogen’s Global Leadership Team.

Publications

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During and following the first quarter, multiple manuscripts were published related to the Company’s efforts to address SARS-CoV-2 and other infectious diseases. The publications can be found on the Literature Archive page of the Vir website.

First Quarter 2022 Financial Results

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Revenues: Total revenues for the quarter ended March 31, 2022, were $1.2 billion, compared to $2.0 million for the same period in 2021.
o
Collaboration revenue for the quarter ended March 31, 2022, was $1.2 billion, with no comparable amount for the same period in 2021. The increase for the quarter was related to revenue from the Company’s profit-sharing arrangement with GSK for the sale of sotrovimab under the Company’s 2020 collaboration agreement with GSK. Collaboration revenue reflects the delivery in the quarter of approximately 900,000 sotrovimab doses. Until paid in the quarter after it is recognized, collaboration revenue due from GSK is classified as a receivable on the Company's consolidated balance sheet. Collaboration revenue is calculated by applying the Company’s contractual share of 72.5% to the revenue reported in the period by GSK ($1.75 billion for the first quarter), net of cost of goods sold and allowable expenses from both GSK and the Company (e.g., medical affairs, selling and marketing expenses), and adding back the Company’s expenses that appear elsewhere in the consolidated statement of operations (e.g., cost of revenue). Collaboration revenue for the quarter exceeded the Company’s first half 2022 guidance of approximately $1.1 billion due to lower than projected costs in the first quarter.
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Contract revenue for the quarter ended March 31, 2022, was $0.3 million, compared to $0.6 million for the same period in 2021.
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Grant revenue for the quarter ended March 31, 2022, was $ 2.5 million, compared to $ 1.4 million for the same period in 2021. The increase for the quarter was primarily due to the timing of research activities under the grant agreements with the Bill & Melinda Gates Foundation.

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Cost of Revenue: Cost of revenue for the quarter ended March 31, 2022, was $90.1 million, with no comparable amount for the same period in 2021. The increase was due to third-party royalties owed based on the sales of sotrovimab.

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Research and Development Expenses: Research and development expenses for the quarter ended March 31, 2022, were $90.2 million, which included $13.1 million of non-cash stock-based compensation expense, compared to $134.9 million for the same period in 2021, which included $8.4 million of non-cash stock-based compensation expense. The decrease for the quarter was primarily due to lower costs related to the change in the fair value of the Company’s contingent consideration associated with research and development activities, costs related to sotrovimab, VIR-2218, and VIR-3434 clinical trials, collaboration agreements with GSK, and reduced manufacturing activities for the Company’s COVID-19 product candidates, partially offset by higher personnel-related expenses resulting from higher headcount.

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Selling, General and Administrative Expenses: Selling, general and administrative expenses for the quarter ended March 31, 2022, were $38.3 million, which included $12.2 million of non-cash stock-based compensation expense, compared to $25.7 million for the same period in 2021, which included $7.0 million of non-cash stock-based compensation expense. The increase for the quarter was primarily due to personnel-related expenses related to additional headcount, external consulting services, tax expenses related to increased revenue from the sale of sotrovimab and allocated facilities costs due to higher lease expense.

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Other Expense: Other expense for the quarter ended March 31, 2022, was $91.9 million, compared to $10.1 million for the same period in 2021. The increase for the quarter was primarily due to the unrealized loss of $95.0 million resulting from the change in fair value of the Company's equity investment in Brii Biosciences. No comparable amount was incurred in the same period of 2021.

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Provision for Income Taxes: Provision for income taxes for the quarter ended March 31, 2022, was $403.3 million, compared to $0.2 million for the same period in 2021. The increase for the quarter was primarily due to the Company's estimated taxable income attributable to collaboration revenue recognized under the 2020 GSK agreement and the requirement under the Tax Cuts and Jobs Act of 2017 for taxpayers to capitalize and amortize research and development expenditures over five or fifteen years pursuant to Section 174 of the Internal Revenue Code of 1986, as amended.

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Net Income (Loss): Net income for the quarter ended March 31, 2022, was $518.6 million, or $3.93 per share, basic and $3.85 per share, diluted, compared to a net loss of $ 168.9 million, or $1.32 per share, basic and diluted, for the same period in 2021. The increases for the quarter were primarily due to collaboration revenue recognized under the 2020 GSK agreement.

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Cash, Cash Equivalents and Investments: As of March 31, 2022, excluding restricted cash, the Company had approximately $1.4 billion in cash, cash equivalents, and investments. Excluding restricted cash and its equity investment in Brii Biosciences, the Company had approximately $1.3 billion in cash, cash equivalents and investments.

Sotrovimab in the United States

The following is a summary of information for sotrovimab. Healthcare providers in the US should review the Fact Sheets for information about the authorized use of sotrovimab and mandatory requirements of the Emergency Use Authorization (EUA). Please see the US Food and Drug

Administration (FDA) Letter of Authorization, full Fact Sheet for Healthcare Providers and full Fact Sheet for Patients, Parents, and Caregivers.

Sotrovimab has been authorized by the FDA for the emergency use described below. Sotrovimab is not FDA-approved for this use.

Sotrovimab is authorized only for the duration of the declaration that circumstances exist justifying the authorization of the emergency use of sotrovimab under section 564(b)(1) of the Food, Drug, and Cosmetic Act, 21 U.S.C. § 360bbb-3(b)(1), unless the authorization is terminated or revoked sooner. Due to the high frequency of the Omicron BA.2 subvariant, sotrovimab is not currently authorized in any US region.

Authorized use
The FDA has issued an EUA to permit the emergency use of the unapproved product sotrovimab for the treatment of mild-to-moderate coronavirus disease 2019 (COVID-19) in adults and pediatric patients (12 years of age and older weighing at least 40kg) with positive results of direct SARS-CoV-2 viral testing, and who are at high risk for progression to severe COVID-19, including hospitalization or death.

Limitations of authorized use

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Sotrovimab is not authorized for treatment of mild to moderate COVID-19 in geographic regions where infection is likely to have been caused by a non-susceptible SARS-CoV-2 variant based on available information including variant susceptibility to these drugs and regional variant frequency.
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FDA’s determination and any updates will be available at: https://www.fda.gov/emergency-preparedness-and-response/mcm-legal-regulatory-and-policy-framework/emergency-use-authorization#coviddrugs.

Sotrovimab is not authorized for use in adult or pediatric patients who:

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are hospitalized due to COVID-19, OR
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require oxygen therapy and/or respiratory support due to COVID-19, OR
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require an increase in baseline oxygen flow rate and/or respiratory support due to COVID-19 in those on chronic oxygen.

Benefit of treatment with sotrovimab has not been observed in patients hospitalized due to COVID-19. SARS-CoV-2 monoclonal antibodies may be associated with worse clinical outcomes when administered to hospitalized patients with COVID-19 requiring high flow oxygen or mechanical ventilation.

Important Safety Information

CONTRAINDICATIONS
Sotrovimab is contraindicated in patients who have a history of anaphylaxis to sotrovimab or to any of the excipients in the formulation.

WARNINGS AND PRECAUTIONS
There are limited clinical data available for sotrovimab. Serious and unexpected adverse events may occur that have not been previously reported with sotrovimab use.

Hypersensitivity Including Anaphylaxis and Infusion-Related Reactions
Serious hypersensitivity reactions, including anaphylaxis, have been observed with administration of sotrovimab. If signs and symptoms of a clinically significant hypersensitivity reaction or anaphylaxis occur, immediately discontinue administration and initiate appropriate medications and/or supportive care.

Infusion-related reactions, occurring during the infusion and up to 24 hours after the infusion, have been observed with administration of sotrovimab. These reactions may be severe or life-threatening.

Signs and symptoms of infusion-related reactions may include: fever, difficulty breathing, reduced oxygen saturation, chills, fatigue, arrhythmia (e.g., atrial fibrillation, sinus tachycardia, bradycardia), chest pain or discomfort, weakness, altered mental status, nausea, headache, bronchospasm, hypotension, hypertension, angioedema, throat irritation, rash including urticaria, pruritus, myalgia, vaso-vagal reactions (e.g., pre-syncope, syncope), dizziness and diaphoresis.

If an infusion-related reaction occurs, consider slowing or stopping the infusion and administer appropriate medications and/or supportive care. Clinically monitor patients for at least 1 hour after completion of the infusion for signs and symptoms of hypersensitivity. Hypersensitivity reactions occurring more than 24 hours after the infusion have also been reported with the use of SARS-CoV-2 monoclonal antibodies under Emergency Use Authorization.

Clinical Worsening After SARS-CoV-2 Monoclonal Antibody Administration
Clinical worsening of COVID‑19 after administration of SARS-CoV-2 monoclonal antibody treatment has been reported and may include signs or symptoms of fever, hypoxia or increased respiratory difficulty, arrhythmia (e.g., atrial fibrillation, tachycardia, bradycardia), fatigue and altered mental status. Some of these events required hospitalization. It is not known if these events were related to SARS-CoV-2 monoclonal antibody use or were due to progression of COVID‑19.

Limitations of Benefit and Potential for Risk in Patients with Severe COVID‑19
Benefit of treatment with sotrovimab has not been observed in patients hospitalized due to COVID‑19. SARS-CoV-2 monoclonal antibodies may be associated with worse clinical outcomes when administered to hospitalized patients with COVID‑19 requiring high flow oxygen or mechanical ventilation. Therefore, sotrovimab is not authorized for use in patients: who are hospitalized due to COVID‑19, OR who require oxygen therapy due to COVID‑19 OR who require an increase in baseline oxygen flow rate due to COVID‑19 in those on chronic oxygen therapy due to underlying non‑COVID‑19 related comorbidity.

ADVERSE EVENTS
Infusion-related reactions, including immediate hypersensitivity reactions, were observed in subjects treated with sotrovimab in COMET-ICE (1%) and in COMET-TAIL (<1%). Events reported within 24 hours of study treatment were pyrexia, chills, dizziness, dyspnea, pruritus, rash, and infusion-related reactions; all events were Grade 1 (mild) or Grade 2 (moderate).

Hypersensitivity adverse reactions were observed in 2% of patients treated with sotrovimab in COMET-ICE and in <1% of subjects treated with sotrovimab in COMET-TAIL. All were Grade 1 (mild) or Grade 2 (moderate). One reaction led to temporary pausing of the infusion.

The most common treatment-emergent adverse events observed in the sotrovimab treatment group in COMET-ICE were rash (1%) and diarrhea (2%), all of which were Grade 1 (mild) or Grade 2 (moderate).

USE IN SPECIFIC POPULATIONS
Pregnancy
A pregnancy exposure registry monitors pregnancy outcomes in women exposed to sotrovimab during pregnancy. To enroll, go to https://covid-pr.pregistry.com/ or call 1-800-616-3791 to obtain information about the registry.

There are insufficient data to evaluate a drug-associated risk of major birth defects, miscarriage or adverse maternal or fetal outcome. Sotrovimab should be used during pregnancy only if the potential benefit justifies the potential risk for the mother and the fetus. There are maternal and fetal risks associated with untreated COVID-19 in pregnancy.

Lactation
There are no available data on the presence of sotrovimab in human milk, the effects on the breastfed infant or the effects on milk production. Individuals with COVID-19 who are breastfeeding should follow practices according to clinical guidelines to avoid exposing the infant to COVID-19.

About VIR-7832

VIR-7832 is an investigational dual-action SARS-CoV-2 monoclonal antibody. Preclinical data suggest it has the potential to both block viral entry into healthy cells and an enhanced ability to clear infected cells. The antibody binds to an epitope on SARS-CoV-2 that is shared with SARS-CoV-1 (the virus that causes SARS), indicating that the epitope is highly conserved, which may make it more difficult for resistance to develop. VIR-7832, which incorporates Xencor’s Xtend™ and other Fc technologies, has been designed to have an extended half-life. Importantly, VIR-7832 also has been engineered to potentially enhance virus-specific T cell function, which could help treat and/or prevent COVID-19 infection.

About VIR-2218

VIR-2218 is an investigational subcutaneously administered HBV-targeting siRNA that has the potential to stimulate an effective immune response and have direct antiviral activity against HBV. It is the first siRNA in the clinic to include Enhanced Stabilization Chemistry Plus (ESC+) technology to enhance stability and minimize off-target activity, which potentially can result in an increased therapeutic index. VIR-2218 is the first asset in the Company’s collaboration with Alnylam Pharmaceuticals, Inc. to enter clinical trials.

About VIR-3434

VIR-3434 is an investigational subcutaneously administered HBV-neutralizing monoclonal antibody designed to block entry of all 10 genotypes of HBV into hepatocytes and also to reduce the level of virions and subviral particles in the blood. VIR-3434, which incorporates Xencor’s Xtend™ and other Fc technologies, has been engineered to potentially function as a T cell vaccine against HBV in infected patients, as well as to have an extended half-life.

About VIR-1111

VIR-1111 is an investigational subcutaneously administered HIV T cell vaccine based on HCMV that has been designed to elicit abundant T cells that recognize HIV epitopes in a way that differs from prior HIV vaccines.

About VIR-2482

VIR-2482 is an investigational intramuscularly administered influenza A-neutralizing monoclonal antibody. In vitro, it has been shown to cover all major strains of influenza A that have arisen since the 1918 Spanish flu pandemic. VIR-2482 is designed as a universal prophylactic for influenza A. It has the potential to overcome the limitations of current flu vaccines and lead to meaningfully higher levels of protection due to its broad strain coverage and because it does not rely on an individual to create their own protective antibody response. VIR-2482, which incorporates Xencor’s Xtend™ technology, also has been half-life engineered so that a single dose has the potential to last the entire flu season.

Vir’s Commitment to COVID-19
Vir was founded with the mission of addressing the world’s most serious infectious diseases. In 2020, Vir responded rapidly to the COVID-19 pandemic by leveraging our unique scientific insights and industry-leading antibody platform to explore multiple monoclonal antibodies as potential therapeutic or preventive options for COVID-19. Sotrovimab is the first SARS-CoV-2-targeting antibody Vir advanced into the clinic. It was carefully selected for its demonstrated promise in pre-clinical research, including an anticipated high barrier to resistance and potential ability to both block the virus from entering healthy cells and clear infected cells. Vir is continuing to pursue novel therapeutic and prophylactic solutions to combat SARS-CoV-2 and future coronavirus pandemics, both independently and in collaboration with its partners.

About Vir Biotechnology
Vir Biotechnology is a commercial-stage immunology company focused on combining immunologic insights with cutting-edge technologies to treat and prevent serious infectious diseases. Vir has assembled four technology platforms that are designed to stimulate and enhance the immune system by exploiting critical observations of natural immune processes. Its current development pipeline consists of product candidates targeting COVID-19, hepatitis B virus, influenza A and human immunodeficiency virus. We routinely post information that may be important to investors on our website at www.vir.bio.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “plan,” “potential,” “aim,” “promising,” “could,” “expect,” “goal,” “anticipate,” and similar expressions (as well as other words or expressions referencing future events, conditions, or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Vir’s expectations and assumptions as of the date of this press release. Forward-looking statements contained in this press release include, but are not limited to, statements regarding Vir’s near-term financial performance (including near-term collaboration revenue related to binding agreements for doses of sotrovimab), Vir’s capital allocation and investment strategy; the timing of availability of clinical data, program updates and data disclosures related to Vir’s clinical trials, the potential of, and expectations for, Vir’s pipeline programs, the ability of sotrovimab and VIR-7832 to treat and/or prevent COVID-19, statements related to regulatory authorizations and approvals, the timing, and expected number of therapeutic doses that Vir will be able to supply to patients, preclinical data demonstrating the ability of sotrovimab to maintain activity against new and circulating variants and subvariants of concern and interest, including Omicron subvariant BA.2, planned discussions with regulatory agencies around the world as well as planned submissions and filings and the timing thereof, the potential of Vir’s ongoing trials of VIR-2218 and VIR-3434 (as monotherapies or combination therapies) in treating patients with chronic hepatitis B virus infection, Brii Biosciences Phase 2 trial evaluating VIR-2218 in a combination trial with BRII-179, the ability of

VIR-1111 to elicit a T cell immune response to HIV, Vir’s plans for its HDV program, and updated plans for advancing influenza therapies, including VIR-2482 and other therapies covered under the GSK arrangement. Many factors may cause differences between current expectations and actual results, including unexpected safety or efficacy data observed during preclinical or clinical studies, challenges in the treatment of hospitalized patients, difficulties in collaborating with other companies or government agencies, actual timing and content of submissions to and decisions made by the regulatory authorities regarding sotrovimab; regulatory submissions may take longer or be more difficult to complete than expected; regulatory authorities may require additional information or further studies, or may fail or refuse to approve or may delay approval of sotrovimab; challenges in accessing manufacturing capacity, successful development, and/or commercialization of alternative product candidates by Vir’s competitors, changes in expected or existing competition, delays in, or disruptions to Vir’s business or clinical trials due to the COVID-19 pandemic, geopolitical changes (such as the ongoing war between Ukraine and Russia) or other external factors, and unexpected litigation or other disputes. Other factors that may cause actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Vir’s filings with the US Securities and Exchange Commission, including the section titled “Risk Factors” contained therein. Except as required by law, Vir assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

This press release contains references to third-party information. Such information is not deemed to be incorporated by reference in this press release. Vir disclaims responsibility for such third-party information.

Contacts:

Heather Rowe Armstrong

VP, Investor Relations

harmstrong@vir.bio

+1-415-915-4228

Cara Miller

VP, Corporate Communications

cmiller@vir.bio

+1-415-941-6746

Vir Biotechnology, Inc.

Condensed Consolidated Statements of Operations

(unaudited; in thousands, except share and per share data)

	Three Months Ended March 31,
	2022	2021
Revenue:
Collaboration revenue	$1,229,656	$—
Contract revenue	282	605
Grant revenue	2,521	1,371
Total revenue	1,232,459	1,976
Operating expenses:
Cost of revenue	90,149	—
Research and development	90,227	134,870
Selling, general and administrative	38,255	25,739
Total operating expenses	218,631	160,609
Income (loss) from operations	1,013,828	(158,633)
Other income (expense):
Change in fair value of equity investments	(95,039)	—
Interest income	388	164
Other income (expense), net	2,730	(10,246)
Total other expense	(91,921)	(10,082)
Income (loss) before provision for income taxes	921,907	(168,715)
Provision for income taxes	(403,286)	(196)
Net income (loss)	$518,621	$(168,911)
Net income (loss) per share, basic	$3.93	$(1.32)
Net income (loss) per share, diluted	$3.85	$(1.32)
Weighted-average shares outstanding, basic	132,079,391	127,742,614
Weighted-average shares outstanding, diluted	134,535,766	127,742,614

Vir Biotechnology, Inc.

Condensed Consolidated Balance Sheets

(unaudited; in thousands, except share and per share data)

	March 31, 2022	December 31, 2021
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$812,355	$347,815
Short-term investments	399,829	217,182
Restricted cash and cash equivalents, current	14,402	8,594
Receivable from collaboration	1,223,161	773,079
Equity investments	47,890	143,148
Prepaid expenses and other current assets	69,911	73,003
Total current assets	2,567,548	1,562,821
Intangible assets, net	33,154	33,287
Goodwill	16,937	16,937
Property and equipment, net	65,583	42,834
Operating right-of-use assets	88,331	87,220
Restricted cash and cash equivalents, noncurrent	9,040	7,006
Long-term investments	103,535	201,388
Other assets	3,001	2,775
TOTAL ASSETS	$2,887,129	$1,954,268
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$10,955	$6,521
Accrued and other liabilities	577,669	236,512
Deferred revenue, current portion	113,737	98,209
Contingent consideration, current portion	—	—
Total current liabilities	702,361	341,242
Deferred revenue, noncurrent	5,865	3,815
Operating lease liabilities, noncurrent	132,813	133,561
Contingent consideration, noncurrent	18,891	22,822
Deferred tax liability	18,439	18,439
Other long-term liabilities	7,746	2,540
TOTAL LIABILITIES	886,115	522,419
STOCKHOLDERS’ EQUITY:
Preferred stock, $0.0001 par value; 10,000,000 shares authorized as of March 31, 2022 and December 31, 2021; no shares issued and outstanding as of March 31, 2022 and December 31, 2021	—	—
Common stock, $0.0001 par value; 300,000,000 shares authorized as of March 31, 2022 and December 31, 2021; 132,353,441 and 131,161,404 shares issued and outstanding as of March 31, 2022 and December 31, 2021, respectively	13	13
Additional paid-in capital	1,625,785	1,571,535
Accumulated other comprehensive loss	(4,805)	(1,099)
Retained earnings (accumulated deficit)	380,021	(138,600)
TOTAL STOCKHOLDERS’ EQUITY	2,001,014	1,431,849
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,887,129	$1,954,268